EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND OTHER RIGHTS AND QUALIFICATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK

RelationServe Media, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of said Corporation, and pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, the Board has duly determined that 1,500,000 shares of preferred stock, par value $0.001 per share, shall be designated “Series A Convertible Preferred Stock,” and to that end the Board has adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Series A Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that the Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock dated October 28, 2005 (the “Certificate of Designations”) be, and hereby is, authorized and approved, which Certificate of Designations shall be filed with the Secretary of State of the State of Delaware in the form as follows:

1.            Designation and Amount. One million five hundred thousand (1,500,000) shares of the preferred stock of the Corporation, par value $0.001 per share, shall constitute a class of preferred stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). Without the written consent of the holders of a majority of the Series A Preferred Stock then outstanding, the Corporation shall not issue any shares of capital stock or preferred stock that are senior or pari passu in any respect to the Series A Preferred Stock, including, without limitation, as to payment of dividends, distribution of assets or redemptions; or authorize, create or issue any shares of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, or any options, warrants or other rights to acquire, any shares having any such preference or priority.

2.	Dividends.

(a)          The holders of shares of Series A Preferred Stock shall be entitled to receive a dividend with respect thereto (a “Preferred Dividend”) if, as and when declared by the Board of Directors of the Corporation (the “Board”) out of assets of the Corporation legally available for payment thereof. If at any time a dividend or distribution of assets is declared and paid on the Corporation’s (i) common stock, par value $0.001 per share (the “Common Stock”) or (ii) any other class or series of the Corporation’s capital stock whether currently outstanding or hereafter created (the “Capital Stock”), the Corporation shall, at the same time, declare and pay to each holder of Series A Preferred Stock, pari passu with the holders of the Common Stock or the Capital Stock, as applicable, a Preferred Dividend equal to the dividend that would have been payable to such holder if the shares of Series A Preferred Stock held by such holder had been converted to Common Stock pursuant to Section 5 hereof immediately prior to the record date for such dividend or distribution (or the date of such dividend or distribution if no record date is fixed).

(b)          The Corporation may not declare or pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire, shares of Capital Stock of the Corporation ranking pari passu or junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up outstanding now (initially consisting of the Series A Preferred Stock and the Common Stock) or hereafter created, unless all declared and unpaid Preferred Dividends have been or are contemporaneously paid.

3.	Rights on Liquidation, Merger, Sale, Etc.

(a)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

(i)           The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, any other series or class of preferred stock or any other class of the Corporation’s Capital Stock, whether now existing or hereafter created, an amount on a per share basis equal to the original purchase price per share ($13.50) (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events from and after the date of issuance of such shares) for each share of Series A Preferred Stock received. If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders is insufficient to pay the holders of Series A Preferred Stock the full preference amount to which they shall be entitled, the holders of Series A Preferred Stock shall share pro rata in any distribution of assets in accordance with their applicable full preference amounts.

(ii)          After distribution of the amounts set forth in Section 3(a)(i) hereof, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of issued and outstanding shares of Common Stock or any other class of Capital Stock ranking junior to the Series A Preferred Stock as to the distribution of assets upon Liquidation as provided in the Certificate of Incorporation.

(b)          For purposes of this Section 3, either of the following (each, a “Disposition Transaction”) shall be treated as a Liquidation: (i) a merger or consolidation of the Corporation with or into any other entity or entities (but excluding any merger effected solely for the purpose of reincorporating into another state) or the merger of any other entity or entities into the Corporation, in either case in which the stockholders of the Corporation receive distributions in cash or securities of another entity or entities as a result of such consolidation or merger, and in which the stockholders of the Corporation, immediately prior to such merger or consolidation, hold, immediately after such merger or consolidation, less than a majority of the outstanding shares of capital stock or a majority of the outstanding voting power of the then outstanding securities ordinarily (apart from rights occurring under special circumstances) having the right to vote in the election of directors of the surviving or successor entity or its parent, or (ii) a sale of all or substantially all of the assets of the Corporation.

(c)          Upon consummation of a Disposition Transaction, the Corporation shall pay or cause to be paid to the holders of Series A Preferred Stock an amount equal to the amount they would be entitled to receive pursuant to Section 3(a) hereof as if the Corporation, on the date of consummation of such Disposition Transaction, had assets available for distribution equal to all of the assets of the Corporation (net of liabilities) including the aggregate amount payable to the Corporation and all stockholders thereof in connection with such Disposition Transaction (the “Disposition Proceeds”). The amount payable pursuant to this Section 3(c) shall be payable in full to the holders of the Series A Preferred Stock immediately following the closing of the Disposition Transaction notwithstanding any delay in the receipt of the Disposition Proceeds or any part thereof by virtue of any escrow arrangement, promissory note, deferred payment of proceeds or otherwise.

(d)          Notwithstanding anything herein to the contrary, the Consolidation Transaction (as hereinafter defined) shall not constitute a Disposition Transaction.

4.	Voting Rights.

(a)          So long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock shall be entitled (i) voting separately as a class (with no other stockholders voting), to approve all matters that affect the rights, value, or ranking of the Series A Preferred Stock; and (ii) to cast such number of votes in respect of such shares of Series A Preferred Stock as shall equal the largest whole number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to Section 5 hereof on all matters on which holders of Common Stock shall be entitled to vote, voting together as one class with, and in the same manner and with the same effect as, such holders of Common Stock.

(b)          On any matter in which shares of Series A Preferred Stock shall be entitled to vote separately as a class as provided in Section 4(a) hereof, the vote of a majority of such shares outstanding on the record date set for such vote shall be required for approval of any matter.

5.            Conversion of Series A Preferred Stock. The Series A Preferred Stock shall be convertible into Common Stock as follows:

(a)          Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A Preferred Stock shall have the right, at its option, after March 28, 2006, to convert its shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the “Conversion Price” applicable to the Series A Preferred Stock held by such holder (as defined in Section 5(d)) upon the terms set forth herein.

(b)          Mandatory Conversion. Each outstanding share of Series A Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect upon the occurrence of the Consolidation Transaction. For the purposes of this

Agreement, the Consolidation Transaction shall mean the closing of transactions by which there shall be cancelled all of the issued and outstanding shares of Preferred Stock of SendTec Acquisition Corp. (“STAC”), a Delaware Corporation, and the exchange of STAC Senior Secured Convertible Debentures convertible into STAC Common Stock for STAC Senior Secured Convertible Debentures convertible into Common Stock of the Corporation.

(c)	Conversion Price.

(i)           Each share of Series A Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) $13.50 for each Share of Series A Preferred Stock by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Series A Preferred Stock shall be $1.35. The Conversion Price shall be subject to adjustment as set forth in Section 5(f) below.

(d)	Mechanics of Conversion.

(i)           The holder of any shares of Series A Preferred Stock must exercise the conversion right specified in Section 5(a) by surrendering to the Corporation at its principal office or to any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted and the name or names in which it desires the certificate or certificates of shares of Common Stock to be issued. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the consummation with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of such Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the consummation of such sale of securities.

(ii)          Upon the occurrence of an event specified in Section 5(b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series A Preferred Stock are either delivered to the Corporation at its principal office or to any transfer agent of the Corporation.

(iii)         Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of an event specified in Section 5(b), as the case may be. Such date is referred to herein as the “Conversion Date.”

(iv)         Subject to the provisions of Section 5(f)(v), as promptly as practicable after the Conversion Date (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock to the Corporation or any transfer agent of the

Corporation in the case of conversions pursuant to Section 5(b), the Corporation shall issue and deliver upon the written order of such holder (A) a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and (B) a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 5(c).

(v)          Subject to the provisions of Section 5(f)(v), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.

(vi)         Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion (in the case of conversion pursuant to Section 5(a), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(e)          Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one (1) share of Series A Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price (as defined in Section 5(g)).

(f)           Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

(i)           Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) declare or pay a dividend or make a distribution on its Common Stock in shares of its Common Stock or in any right to acquire Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine, consolidate or reclassify the outstanding Common Stock into a smaller number of shares, then the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which the holder would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur. If the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(ii)          Other Distributions. If the Corporation fixes a record date for the making of a distribution to all holders of shares of its Common Stock (A) of shares of any class other than its Common Stock, (B) of evidence of indebtedness of the Corporation or any subsidiary, (C) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in Section 5(f)(i)), or (D) of rights or warrants, in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (X) the number of shares of Common Stock outstanding on such record date multiplied by the applicable Conversion Price per share of Series A Preferred Stock on such record date, less (Y) the fair market value (as determined by the Board of Directors, in consultation with holders of a majority of the outstanding shares of Series A Preferred Stock) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. If such a distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

(iii)         Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, entity or person, or in case of any sale, lease or conveyance to another corporation, entity or person, of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

(iv)         Dilution. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or common stock equivalents entitling any person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or common stock equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such

Common Stock or common stock equivalents are issued. Notwithstanding the foregoing, no adjustment will be made in respect of an Exempt Issuance (as defined below). The Corporation shall notify the Purchasers in writing, no later than the business day following the issuance of any Common Stock or common stock equivalents subject to this section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice, upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Purchasers are entitled to receive the number of shares of Common Stock based upon the Base Conversion Price, regardless of whether the Corporation accurately refers to the Base Conversion Price in the Notice of Conversion.

For purposes hereof, an Exempt Issuance shall mean the issuance of (a) shares of Common Stock or options to employees, consultants, officers or directors of the Corporation, pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Corporation’s Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose; provided that the number of shares directly or upon exercise of options to be issued to consultants shall not exceed 100,000 in the aggregate; (b) securities exercisable or exchangeable for or convertible into shares of Common Stock, as applicable, issued and outstanding on the date of effectiveness of this Certificate of Designation of Series A Preferred Stock, provided that such securities have not been amended since the date of effectiveness of this Certificate of Designation of Series A Preferred Stock to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities; and (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance (x) shall only be to a person that is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (y) shall only be to a person that is not an affiliate of the Corporation or the Corporation’s subsidiaries, and (z) has been approved by a majority of the independent directors of the Corporation (as independence is determined by the rules of the Securities Exchange Commission).

(v)          Rounding of Calculations. All calculations under this Section 5(f) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(vi)         Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 5(f) require that an adjustment become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subsection (e) of this Section 5; provided, however, that, upon request, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(g)          Current Market Price. If the Common Stock is publicly traded, the Current Market Price at any date shall mean the average of the daily closing prices per share of Common Stock for 15 consecutive trading days ending no more than 5 trading days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 15 trading day period). The closing price for each day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by Nasdaq or any comparable system or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair market value as determined by the Board of Directors, irrespective of any accounting treatment.

(h)          Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section 5(f), the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation’s records. Each such statement shall be signed by the Corporation’s independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 5(i).

(i)           Notice to Holders. If the Corporation proposes to take any action of the type described in Section 5(f)(i), 5(f)(ii) or 5(f)(iii), the Corporation shall give notice to each holder of shares of Series A Preferred Stock in the manner set forth in Section 5(h), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(j)           Treasury Stock. For the purposes of this Section 5, the sale or other disposition of any Common Stock theretofore held in the Corporation’s treasury shall be deemed to be an issuance thereof.

(k)          Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(l)           Reservation of Shares. The Corporation shall reserve at all times, as long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purposes of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

(m)         Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

(n)          Valid Issuance. Upon issuance by the Corporation, all shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock shall be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including but not limited to, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

(o)          No Impairment. The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Amended and Restated Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate to protect the rights of the holders of the Series A Preferred Stock against impairment.

6.            Waiver. Any right or privilege of the Series A Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the holders of a majority of the Series A Preferred Stock then outstanding and any such waiver shall be binding upon each holder of Series A Preferred Stock.

[Signature Page Follows]

[SIGNATURE PAGE TO THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND OTHER RIGHTS AND QUALIFICATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of this 28th day of October 2005.

RelationServe Media, Inc.

By:/s/ Danielle Karp
Name: Danielle Karp
Title: President

11